Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Stock Dividend Fund, Inc.

We have examined management's assertion about Stock Dividend Fund, Inc.'s compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of October 31, 2009 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 2009, and with respect to agreement of security purchases and sales, for the period from July 1, 2009 through October 31, 2009.

*	Confirmation of all securities held by Charles Schwab & Co. in book entry form;

*	Reconciliation of all such securities to the books and records of the
Fund and Charles Schwab & Co.;

*	Agreement of all security purchases and security sales from July 1,
2009 to October 31, 2009 from the books and records of the Fund to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Stock Dividend Fund, Inc. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2009 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects. This report is intended solely for the information and use of management of Stock Dividend Fund, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.

PMB Helin Donovan, LLP
Ss//PMB Helin Donovan, LLP
Austin, TX
December 4, 2009